Execution Version

Amendment No. 4

To

Transfer Agency And Shareholder Services Agreement

This Amendment No. 4 To Transfer Agency And Shareholder Services Agreement (“Amendment No. 4”), dated as of July 3, 2023 (“Effective Date”), is being entered into by and between BNY Mellon Investment Servicing (US) Inc. (“BNYM”) and each of AMG Pantheon Fund, LLC (“AMG Pantheon”) and AMG Pantheon Master Fund, LLC (“AMG Pantheon Master”), severally and not jointly (each, a “Fund” and collectively, the “Funds”).

Background

BNYM and each of AMG Pantheon (under its former name, AMG Pantheon Private Equity Fund, LLC) and AMG Pantheon Master (under its former name, AMG Pantheon Private Equity Master Fund, LLC) previously entered into the Transfer Agency And Shareholder Services Agreement, made as of October 1, 2014, Amendment No. 1 To Transfer Agency And Shareholder Services Agreement, dated as of October 27, 2015, Amendment No. 2 to Transfer Agency And Shareholder Services Agreement, dated as of January 1, 2020, and Amendment No. 3 to Transfer Agency And Shareholder Services Agreement, dated as of December 31, 2020 (collectively, the “Current Agreement”). The parties intend that the Current Agreement be amended as set forth in this Amendment No. 4.

Terms

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree to the sentences set forth above and as follows:

1.	Modifications to the Current Agreement.

(a) The Current Agreement is amended by deleting Section 3(a)(15) and replacing it as follows:

“(15) Unclaimed Property Services.

(A) Subject to the further provisions of this Section 3(a)(15) and to 19(c), BNYM shall implement procedures on behalf of the Funds that are reasonably designed for the Funds to comply on a substantial basis with the unclaimed property laws and regulations of the States and Territories of the United States (as defined below) (“Unclaimed Property Laws”) with respect to Eligible Property (as defined below). In connection with its performance of the foregoing services (“Unclaimed Property Services”), BNYM shall be entitled to implement procedures consistent with practices adopted by mutual funds and other mutual fund service providers, procedures it determines represent reasonable risk based on the reasoned analysis of counsel, procedures based on communications with the agencies enforcing and administering the Unclaimed Property Laws, the administrative practices of such agencies, and interpretations of the Unclaimed Property Laws by such agencies, and BNYM shall not be liable for reasonable conduct undertaken in accordance with any of the foregoing. For purposes of the foregoing:

(i) “States and Territories of the United States” means the states of the United States of America, the District of Columbia, Guam, Puerto Rico, U.S. Virgin Islands and any territory or commonwealth of the United States of America with a formal local government substantially equivalent to a state government which subsequent to the Effective Date adopts a statute substantially similar to the Uniform Unclaimed Property Act of 1995 (or its then current successor).

Execution Version

(ii) “Eligible Property” means property beneficially owned by a person or entity other than the Funds and held in a bank account maintained by BNYM for or on behalf of a Fund, or property held in a Fund shareholder account, which is (x) subject to reporting or escheat under an Unclaimed Property Law, (y) of a nature or type or classification reasonably related to the services performed by BNYM under this Agreement (such as cash amounts representing non-negotiated dividend checks and shares in abandoned shareholder accounts), and (z) under the control of BNYM.

(B) BNYM shall have no liability for any Loss arising (i) with respect to Eligible Property deemed abandoned or unclaimed under an Unclaimed Property Law before the UPS Commencement Date (as defined below) but which was not reported or delivered to the applicable jurisdiction as required by an Unclaimed Property Law; (ii) from any inaccuracy in, or from the absence of any data or information from, any records of a Fund relating to any period prior to the UPS Commencement Date that adversely impacts BNYM’s ability to perform the Unclaimed Property Services or BNYM’s ability to comply with an Unclaimed Property Law on behalf of the Fund, including without limitation absences due to the failure to record the occurrence or non-occurrence of events relevant to an Unclaimed Property Law; (iii) from any other failure of any party to comply with an Unclaimed Property Law or to perform a service required for accurate, timely and complete future compliance with an Unclaimed Property Law, other than a failure by BNYM to perform in accordance with this Section 3(a)(15) (collectively, “Compliance Failures”). At its election, BNYM may in good faith seek to respond to Compliance Failures of which it becomes aware or respond to a Compliance Failure only upon the request of a Fund and in accordance with a written agreement reached with the Fund regarding the response, but BNYM shall have no liability for any course of conduct undertaken in good faith in accordance with the foregoing. The applicable Fund alone shall be exclusively liable for and shall directly pay any fines, penalties, interest or other monetary liability, payment obligations or remediation requirements that arise due to a Compliance Failure. Notwithstanding any other provision of the Agreement, the applicable Fund shall indemnify BNYM for all Loss BNYM suffers or incurs as a result of or in connection with any Compliance Failure, including without limitation all Loss suffered or incurred as a result of seeking in good faith to respond to the Compliance Failure. In addition to any fees and reimbursement of expenses that BNYM may be entitled to under Section 3(a)(15), in the event BNYM performs any services in connection with Compliance Failures upon the request of a Fund, BNYM shall be entitled to be paid fees for such services at the rate set forth in the Fee Agreement, or if no applicable fee is set forth therein, at commercially reasonable rates, and to a reimbursement of all reasonable expenses incurred in connection with such services, and the Fund shall pay BNYM such fees and reimburse BNYM for such expenses upon being invoiced. “UPS Commencement Date” means the date BNYM commenced providing Unclaimed Property Services to the Funds or, if applicable, to an individual account within a Fund.

(C) (i) The Funds shall be the “holders” under all Unclaimed Property Laws, as that term or its equivalent is used and defined in the Unclaimed Property Laws, and BNYM acts solely as agent of the Funds in performing the Unclaimed Property Services.

(ii) Each Fund hereby authorizes BNYM to sign reports, to sign letters, to communicate with government representatives, current and former shareholders and other appropriate third parties and otherwise to act in all manners on behalf of and in the name of the Fund and to utilize all tax identification numbers or other appropriate identifying numbers

Execution Version

or data of a Fund (“Identification Data”) in the scope and manner BNYM reasonably determines to be appropriate to perform the Unclaimed Property Services, including for clarification utilizing the Identification Data associated with each specific portfolio of the Fund (including each class, series, tier or other subdivision of a portfolio, if any) for reporting purposes if such is determined to be appropriate based on an Unclaimed Property Law.

(iii) Notwithstanding subsection (ii) above: each Fund is responsible for signing all abandoned property reports and other written instruments appropriate to BNYM’s performance of services under this Section 3(a)(15) as agent of the Fund and BNYM shall not be obligated to sign any such reports or instruments on behalf of the Fund; and to the extent BNYM does sign a report or instrument it is for the purpose of facilitating its performance of services under this Section 3(a)(15) and not a waiver of the Fund’s obligation hereunder.

(iv) Each Fund agrees to execute and deliver to BNYM all documentation or instruments that may be reasonably requested by BNYM to evidence the authorization of subsection (ii) above but agrees that the authority of BNYM to act on behalf of and in the name of the Fund as described above and to use the Identification Data shall not be diminished or revoked by the absence of such documentation or instruments, and each Fund irrevocably releases BNYM from any and all Claims against BNYM on the grounds of absence of the authority granted by subsection (ii) above.

2. Remainder of Current Agreement. Except as specifically modified by this Amendment No. 4, all terms and conditions of the Current Agreement shall remain in full force and effect.

3. Governing Law. The governing law provision of the Current Agreement shall be the governing law provision of this Amendment No. 4.

4. Entire Agreement. This Amendment No. 4 constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and this amendment of the Current Agreement with respect to such subject matter, and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written, oral or electronic, between the parties with respect to the same subject matter.

5. Signatures; Counterparts. The parties expressly agree that this Amendment No. 4 may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of Amendment No. 4, by a manual signature on a copy of Amendment No. 4 transmitted by facsimile transmission, by a manual signature on a copy of Amendment No. 4 transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of Amendment No. 4 by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment No. 4 or of executed signature pages to counterparts of this Amendment No. 4, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment No. 4 and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment No. 4.

[Signature page follows]

Execution Version

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 4 To Transfer Agency And Shareholder Services Agreement to be executed as of the Effective Date by its duly authorized representative indicated below. An authorized representative, if executing this Amendment No. 4 by Electronic Signature, affirms authorization to execute this Amendment No. 4 by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment No. 4 and an agreement with its terms.

BNY Mellon Investment Servicing (US) Inc.

By:	/s/ Andrew Mutschler
Name:	Andrew Mutschler
Title:	Director, Relationship Manager

AMG Pantheon Fund, LLC

By:	/s/ Thomas Disbrow
Name:	Thomas Disbrow
Title:	CFO

AMG Pantheon Master Fund, LLC

By:	/s/ Thomas Disbrow
Name:	Thomas Disbrow
Title:	CFO